Exhibit C-1

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference of my report dated February 16, 2007 to the Minister for International Trade on Export Development Canada’s financial statements for the fiscal year ended December 31, 2006 included in the annual report of Export Development Canada attached to Export Development Canada’s Form 18-K dated May 24, 2007 filed pursuant to the Securities Exchange Act of 1934 into the prospectus included in Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on December 21, 2007.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Sheila Fraser
Sheila Fraser, FCA
Auditor General of Canada

Ottawa, Canada
December 21, 2007